Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 2, 2015, with respect to the combined consolidated financial statements of W2007 Grace I, LLC and WNT Holdings, LLC and our report dated March 14, 2014, with respect to the consolidated financial statements of W2007 Grace I, LLC and Subsidiaries, incorporated by reference in the Registration Statement (Form S-3) and related Prospectus of American Realty Capital Hospitality Trust, Inc., for the registration of 3,656,000 shares of common stock, included in American Realty Capital Hospitality Trust, Inc.’s Form 8-K/A dated April 16, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

December 31, 2015